The following resolution was adopted by the Human Resources Commitee of the Company's Board of Directors on September 26, 1996 with respect to certain Options held by officers of the Company:

RESOLVED, that, effective September 26, 1996, all Non-Qualified Performance Stock Options granted September 28, 1995, be amended to provide that the exercise period for optionees who terminate on or after September 26, 1996, shall be the shorter of five years or the balance of the original ten-year term of the option remaining, provided that an optionee meets the following conditions on the date of termination: (i) optionee is (a) age 55 or older with at least 15 years of service, or (b) at least age 62, or (c) involuntarily terminated other than for Cause; (ii) optionee has not (a) engaged in any activity or conduct contrary to the best interests of the Company or any Affiliate, or (b) engaged in competition with the Company or any Affiliate; and (iii) in any fiscal year prior to termination in which optionee is among the five highest paid executive officers of the Company, optionee has refrained from exercising such options if a portion of his or her compensation exceeded, or would exceed if the options were exercised, the deductibility limits of Section 162(m) of the Internal Revenue Code of 1986, as amended; and

FURTHER RESOLVED, that, subject to the foregoing terms of the amendment, all other terms of the option award remain unchanged; and

FURTHER RESOLVED, that W. P. Stiritz, and C. S. Sommer be, and each of them are hereby authorized, to take any and all action and execute any and all documents they deem necessary or desirable to effectuate the foregoing resolution.


i:ex10xxi.doc